Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-162323 and 333-185929) of the F.N.B. Corporation Progress Savings 401(k) Plan of our report dated June 28, 2023, relating to the financial statements, which appear in this annual report on Form 11-K for the year ended December 31, 2022.
/s/ Baker Tilly US, LLP
Pittsburgh, Pennsylvania
June 28, 2023